UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 7,2006

Acorda Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15 Skyline Drive, Hawthorne, NY		10532
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 347-7400

Not Applicable

Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 Other Events.

At the Cowen & Co. 26th Annual Health Care Conference on March 7, 2006, Dr. Ron Cohen, Chief Executive Officer of the Registrant, gave an update with respect to certain financial and other information concerning the Registrant. The Registrant is providing certain of these updates and other related information as follows:

•                  Dr. Cohen discussed the Registrant’s cash and shipments as of and for the year ended December 31, 2005 but inadvertently characterized the amount and nature of these items. For the year ended December 31, 2005, gross sales from Zanaflex Capsules and Zanaflex tablets were $5.9 million (unaudited) and the deferred revenue balance as of December 31, 2005 was $16.7 million (unaudited). Shipments of Zanaflex Capsules and Zanaflex tablets were $18.1 million (unaudited) for the year ended December 31, 2005. As of December 31, 2005, the Registrant had $13.8 million (unaudited) in cash and cash equivalents.

•                  Dr. Cohen stated that the Registrant is aiming to commence a chondroitinase Phase 1 clinical trial by the end of 2007. He also stated that the Registrant believes that it can obtain an IND for a neuregulin Phase 1 clinical trial within the next 12 months. Both of these programs are in the preclinical stage and will require further development and preclinical studies before they can be advanced to the clinic. The progression of these programs to an IND and the clinic depends on a number of factors, including the availability of adequate financing and the results of preclinical tests of these compounds as to their safety. Because the progression of these preclinical programs to an IND and to clinical trials depends on a number of factors, there can be no assurance that these goals will be accomplished in these time frames, if at all.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

March 15, 2006	By:	/s/ David Lawrence

Name: David Lawrence, M.B.A.
Title: Chief Financial Officer